Exhibit 99.1

Corporate Communications
mediarelations@aa.com

FOR RELEASE: Thursday, Feb. 23, 2023
GREG SMITH APPOINTED INDEPENDENT CHAIRMAN OF AMERICAN AIRLINES GROUP BOARD OF DIRECTORS
Smith will assume role April 30 following retirement of current chairman and former American Airlines CEO Doug Parker
Longtime board members Ray Robinson and Jim Albaugh will retire from board at end of current term

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today announced that Greg Smith has been named independent chairman of the company’s board of directors, effective April 30, 2023. Smith, 56, will succeed Doug Parker, who will retire from the board at that time. Smith’s appointment is part of the board’s long-term succession planning process.

“Our CEO transition has been flawless thanks to the great work of Robert Isom, his team and our board,” said Parker. “Now is the right time for our chairman transition and we are fortunate to have Greg Smith in place to assume that role. Greg has made outstanding contributions since joining American’s board, and his strong knowledge of the aviation industry and his decades of leadership experience will be invaluable going forward.”

Smith joined American’s board in January 2022 after a more than 30-year career at The Boeing Company. He most recently served as Boeing’s Executive Vice President and CFO, leading the company’s Enterprise Operations, Finance, Strategy and Shared Services organizations. He managed Boeing’s overall financial activities and had oversight of the company’s manufacturing, operations, supply chain, quality and program management teams.

“It’s an honor and privilege to serve as a board member and now as chairman of this iconic company,” said Smith. “Due to the leadership and dedication of Doug, Robert and the entire American team, we are well-positioned to take the airline to the next level of excellence. The board and I look forward to working with Robert and this great team as we lead American Airlines into the future.”

“The American Airlines team will be forever grateful to Doug for building our airline into what it is today,” said American’s CEO Robert Isom. “On a personal note, I’m thankful for Doug’s partnership over the past year as I took on the CEO role. I look forward to continuing to work with the board and Greg in his new role as we shape the American Airlines of the future.”

In addition, Ray Robinson and Jim Albaugh will retire from American’s board at the end of the current term, which coincides with the company’s upcoming annual meeting of stockholders. Robinson and Albaugh have served on American’s board since 2005 and 2013, respectively.

Greg Smith Appointed Independent Chairman of American Airlines Group Board of Directors
Feb. 23, 2023

“Ray and Jim have made tremendous contributions to the board over their careers,” added
Parker. “American is in a position of industry leadership because of their experience, counsel and sound judgement, and we are grateful for their many years of service.

“Finally, we also would like to thank John Cahill for serving as the lead independent director of our board since 2013. His leadership has been instrumental, and he will continue to play a critical role on the board for years to come.”

About American Airlines Group
To Care for People on Life’s Journey®. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company’s stock is included in the S&P 500. Learn more about what’s happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.